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                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  -------------------------------
FORM 3                                          Washington, D.C.  20549                              |       OMB APPROVAL          |
                                                                                                     |-----------------------------|
                                                                                                     | OMB Number:    3235-0104    |
                                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES              | Expires: September 30,1998  |
                                                                                                     | Estimated average burden    |
                                                                                                     | hours per response......0.5 |
                                                                                                     |-----------------------------|

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*  | 2.  Date of Event Re-  | 4.  Issuer Name and Ticker or Trading Symbol
                                          |     quiring Statement  |
   Kamin        Peter           H.        |     (Month/Day/Year)   |      IAAI - Insurance Auto Auctions, Inc.
------------------------------------------                         -----------------------------------------------------------------
   (Last)      (First)       (Middle)     |                        | 5.  Relationship of Reporting Person(s)  | 6. If Amendment,
                                          |  1-19-99               |     to Issuer  (Check all applicable)    |    Date of Original
   Peak Investment Limited Partnership    -------------------------   __X___Director       _____10% Owner     |    (Month/Day/Year)
   One Financial Center, Suite 1600       | 3.  IRS or Social Se-  |  _____Officer (give   _____Other (specify|
------------------------------------------      curity Number of   |                tile below)        below) |
             (Street)                     |     Reporting Person   |                                          ----------------------
                                          |     (Voluntary)        |                                          | 7.  Individual or
                                          |                        |                                          |     Joint/Group
                                          |                        |                                          |     Filing (Circle
                                          |                        |                                          |     Applicable Line)
                                          |                        |                                          | _x_ Form filed by
                                          |                        |                                          |     One Reporting
                                          |                        |                                          |     Person
                                          |                        |                                          | ___ Form filed by
                                          |                        |                                          |     More than One
 Boston           MA           02111      |                        |     ------------------------------       |     Reporting Person
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  (City)        (State)        (Zip)      |                        |
                                          |                        |
                                          |                        |    Table 1 -- Non Derivative Securities Beneficially Owned
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1. Title of Security                           | 2.  Amount of Securities    | 3. Ownership       | 4. Nature of Indirect Beneficial
   (Instr. 4)                                  |     Beneficially Owned      |    Form: Direct    |    Ownership (Instr. 5)
                                               |     (Instr. 4)              |    (D) or Indirect |
                                               |                             |    (I) (Instr. 5)  |
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                                               |                             |                    |
   Common Stock                                |     35,900                  |    D               |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |    974,400                  |    I               |   1(See Footnote)
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type
          Responses)
*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                          (over)
                                                                                                                    SEC 1473 (7-96)
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FORM 3 (continued)    TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED  (E.G., CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Tile of Derivative | 2.  Date Exer-       |  3.  Title and Amount   | 4.  Conversion or  |   5.  Ownership      | 6.  Nature Of
   Security (Instr. 4)|     cisable and      |      of Securities      |     Exercise       |       Form of        |     Indirect
                      |     Expiration Date  |      Underlying         |     Price of       |       Derivative     |     Beneficial
                      |     (Month/Day/Year) |      Derivative         |     Derivative     |       Security:      |     Ownership
                      |                      |      Security           |     Security       |       Direct (D)     |     (Instr. 5)
                      |                      |      (Instr. 4)         |                    |       or Indirect    |
                      |                      |                         |                    |       (I) (Instr. 5) |
                      |------------------------------------------------|                    |                      |
                      | Date    | Expira-|    Title      |  Amount of  |                    |                      |
                      | Exer-   | tion   |               |  Number of  |                    |                      |
                      | cisable | Date   |               |  Shares     |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
Explanation of Responses:

1 Peter H. Kamin, by reason of his position as the sole director, officer and stockholder of Peak Management, Inc., which is the sole General Partner of Peak L.P., Peter H. Kamin may be deemed to have indirect shared voting and dispositive power over the
974,400 shares of Common Stock beneficially owned by such partnership. Accordingly, Peter H. Kamin may be deemed the beneficial owner of an aggregate 1,010,300 shares of Common Stock.


** Intentional misstatements or omissions of facts constitute Federal            /s/ Peter H. Kamin
   Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                --------------------------------  ----------------
                                                                                 **Signature of Reporting Person         Date
Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient. See Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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                                                                                                                    SEC 1473 (7-96)
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